Exhibit 10.2

December ___, 2018

[NAME]

Re:	Section 280G Mitigation and Potential Repayment Obligations

Dear [NAME]:

This letter agreement (the “Letter Agreement”) memorializes your agreement and understanding with L3 Technologies, Inc. (“L3”) regarding certain compensatory actions that L3 may take to mitigate the effect of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Mitigation Actions”), in connection with the anticipated completion of the merger contemplated by the Agreement and Plan of Merger among L3, Harris Corporation and Leopard Merger Sub Inc., dated as of October 12, 2018.

L3’s Mitigation Actions may include the accelerated payment to you on or prior to December 31, 2018 of all or a portion of (i) your 2018 annual bonus payment and/or (ii) your long-term incentive performance awards (whether cash or stock-based), if any, in respect of L3’s 2016-2018 performance cycle, in each case, less applicable tax withholdings.

In the event that L3’s Board of Directors or a committee thereof determines that the accelerated payments made to you as described above exceed the amounts that you would have been entitled to receive in respect of such incentive awards based on actual performance achievement for the relevant performance periods, you agree to repay any such excess payment amounts to L3 on an after-tax basis within 30 days following such determination.

This letter agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof and may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Please confirm your agreement by signing below.

Sincerely,

[NAME]
[TITLE]

ACCEPTED BY:

[NAME]